Exhibit 4.16

                           TERMINATION AGREEMENT

         Termination Agreement dated as of September 14, 1993 between Reading & Bates Corporation, a Delaware corporation ("R&B"), and R&B Investment Partnership,
    L.P., a Delaware limited partnership (the "Partnership").

         R&B and the Partnership are parties to an agreement dated as of March 27, 1991, as amended (the "Agreement"), and by mutual agreement the parties have agreed to terminate the Agreement, effective as of the date of this Termination Agreement, on the terms set out below:

         1. Unless otherwise defined herein, capitalized terms used herein shall have the meanings ascribed to them in the Agreement.

         2.   Effective as of September 14, 1993 the
              Agreement is terminated, and neither party shall thereafter have any obligation to the other thereunder.

         3. Notwithstanding the termination of the Agree-ment, the Partnership's Designees to the Board shall continue to serve as directors in the same manner as other directors and Partnership's Designee currently serving as Vice Chairman of R&B will continue to serve in such capacity pursuant to the terms of a separate employment agreement between R&B and the Partnership's Designee. Pursuant to prior instructions of the Partnership, all compensation or benefits from R&B attributable to services by a Designee of the Partnership as an officer or director of R&B that have been paid or which are or shall become payable by R&B from or after January 1, 1992 have been or will be paid to, or otherwise provided for the benefit of, WHR Management Company, L.P., the general partner of the Partnership (the "General Partner"). For purposes hereof, "compensation" and "benefits" shall not include any rights to indemnification or any directors and officers liable to insurance coverage provided by R&B to such Designee.

         IN WITNESS WHEREOF, the parties have executed this Termination Agreement as of the date first shown above.

                             READING & BATES CORPORATION

                             By:  /s/Paul B. Loyd, Jr.
                             Its: Chairman & Chief Executive
                                  Officer

                             R&B INVESTMENT PARTNERSHIP, L.P.
                             By: WHR MANAGEMENT COMPANY, L.P.

                             By:  /s/James P. Heffernan
                                  James P. Heffernan
                                  General Partner

    Agreed to and acknowledged by the General Partner:

    WHR MANAGEMENT COMPANY, L.P.

    By: /s/C. Kirk Rhein, Jr.
        C. Kirk Rhein, Jr.
        General Partner